Exhibit 99.1

Time Inc. Reported Revenue Growth of 1% During 1Q 2016—Best Quarterly Performance of the Past Two Years

Management Affirms Outlook for Consolidated Revenue Growth in 2016, Which Would Be Our First Annual Growth in Nearly Five Years

Time Inc. Completed the Acquisition of Viant, A Company that Specializes in Data-Driven, People-Based Marketing; the Integration is On Track and Viant is Expected to Contribute Well in Excess of $100 Million of Revenue in 2016

At Today’s Newfront, Time Inc. is Announcing Plans for a New OTT Channel from People and Entertainment Weekly, the Extension of the LIFE Brand in Virtual Reality; and a New Mobile-First Video Platform Featuring Social Media Celebrities

Time Inc. Repurchased 4.05 Million Shares During the First Quarter, and Retired $35 Million of Our Debt

NEW YORK, May 5, 2016 - Time Inc. (NYSE:TIME) reported financial results for its first quarter ended March 31, 2016.
Time Inc. Chairman and CEO Joe Ripp said, "Our first quarter results reflect progress toward achieving revenue growth in 2016. We are seeing double digit growth of Digital advertising and Other revenues driven by acquisitions and growth investments. We are making progress to transform Time Inc. into a multi-platform, multimedia enterprise and we are infusing digital culture into our day-to-day operations. Our acquisition of Viant is enhancing the breadth and depth of our first party data. It will enable us to deliver advertisers’ messages to specific audience segments across all their connected devices, and to measure the true sales impact. Also, today at our Newfront presentation, we will be announcing a slate of new video programming and services. With households abandoning the cable bundle, and social platforms providing new distribution opportunities, Time Inc. is positioning itself to be a major player in digital video."

Results Summary
In millions (except per share amounts)	Three Months Ended March 31,
	2016	2015
GAAP Measures
Revenues	$690	$680
Operating income (loss)	(3)	5
Net income (loss)	(10)	(9)
Diluted EPS	(0.10)	(0.08)
Cash provided by (used in) operations	(52)	(20)

Non-GAAP Measures
Adjusted OIBDA	$43	$51
Adjusted Net income (loss)	(11)	(7)
Adjusted Diluted EPS	(0.11)	(0.06)
Free Cash Flow	(87)	(24)
The company’s Adjusted OIBDA, Adjusted Net Income, Adjusted Diluted EPS and Free Cash Flow are non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” below and the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures in Schedules I through IV attached hereto.

FIRST QUARTER RESULTS

Revenues increased $10 million or 1% in the first quarter of 2016 from the year-earlier quarter to $690 million primarily reflecting the benefit of acquisitions. In addition, declines in Print and other advertising revenues and in Circulation revenues were partially offset by growth in Digital advertising revenues. The stronger U.S. dollar relative to the British pound had a $4 million adverse impact on Revenues for the quarter ended March 31, 2016.

Advertising Revenues increased $7 million or 2% in the first quarter of 2016 from the year-earlier quarter to $360 million primarily reflecting the benefit of acquisitions, principally the Viant acquisition. In addition, the decrease in Print and other advertising revenues was partially offset by growth in Digital advertising revenue from video and programmatic sales.

Print and Other Advertising Revenues decreased $10 million or 4% in the first quarter of 2016 from the year-earlier quarter to $270 million. The decrease was driven principally by a decline in advertising pages sold, due to the continuing trend of advertisers shifting advertising spending from print to other media, and by lower average price per page of advertising sold, primarily due to the mix of advertisers. These were partially offset by the benefit of certain advertising revenues being recognized on a gross basis in 2016 that had been recognized on a net basis in 2015. Our domestic titles experienced advertising declines principally in the beauty, fashion/retail and media & movies categories, partially offset by strong sales in the food, travel and automotive categories.

Digital Advertising Revenues increased $17 million or 23% in the first quarter of 2016 from the year-earlier quarter to $90 million, primarily reflecting the benefit of the Viant acquisition, as well as growth in video and programmatic sales. Time Inc. served 120 million multiplatform unique visitors during March 2016 in the U.S., an increase of 12% since March 2015.

Circulation Revenues, which are comprised of subscription, newsstand and other circulation revenues, decreased $12 million or 5% in the first quarter of 2016 from the year-earlier quarter to $238 million. The stronger U.S. dollar relative to the British pound had a $3 million adverse impact on Circulation revenues.

Subscription Revenues decreased $4 million or 2% in the first quarter of 2016 from the year-earlier quarter to $161 million as a result of the continued shift in consumer preference from print to digital media.

Newsstand Revenues decreased $9 million or 12% in the first quarter of 2016 from the year-earlier quarter to $68 million. The stronger U.S. dollar relative to the British pound had a $2 million adverse impact on Newsstand revenues.

Other Revenues, which include marketing and support services provided to third parties, branded book publishing, events, and licensing, increased by $15 million or 19% in the first quarter of 2016 from the year-earlier quarter to $92 million principally driven by the benefit of acquisitions.

Revenues Summary
In millions	Three Months Ended March 31,
	2016	2015

Print and other advertising	$270	$280
Digital advertising	90	73
Advertising revenues	360	353

Subscription	161	165
Newsstand	68	77
Other circulation	9	8
Circulation revenues	238	250

Other revenues	92	77

Revenues	$690	$680

Costs of Revenues, which consist of Production costs, Editorial costs and Other costs, increased $25 million or 9% in the first quarter of 2016 from the year-earlier quarter to $296 million. The stronger U.S. dollar relative to the British pound had a $2 million favorable impact on Costs of revenues for the quarter ended March 31, 2016.

Production costs decreased $1 million or 1% from the year-earlier quarter to $159 million.

Editorial costs increased $3 million or 3% from the year-earlier quarter to $92 million, primarily driven by digital investments.

Other costs of revenues increased $23 million or 105% from the year-earlier quarter to $45 million principally driven by costs of operations of acquired businesses, as well as certain costs that were directly netted against Print and other advertising revenues in 2015 which are now included in Other costs of revenue in 2016.

Selling, General and Administrative Expenses ("SG&A") increased $6 million or 2% from the year-earlier quarter to $365 million. Included in SG&A for the quarters ended March 31, 2016 and 2015 were $14 million and $1 million, respectively, of costs related to mergers, acquisitions, investments and dispositions ("transaction costs") which have been excluded from our Adjusted OIBDA calculation. These transactions costs included payments made to certain vendors of Viant in order to continue receiving services from such vendors. The other components of SG&A decreased by $5 million, primarily driven by the benefits realized from previously announced cost savings initiatives, including in real estate, partially offset by increase in expenses related to growth initiatives and the costs of operations of acquired businesses. Additionally, the stronger U.S. dollar relative to the British pound also benefited SG&A by $2 million for the quarter ended March 31, 2016.

Depreciation decreased $11 million or 46% from the year-earlier quarter to $13 million, largely due to accelerated depreciation in 2015 of assets at our former headquarters at 1271 Avenue of the Americas in anticipation of relocating at the end of 2015, as well as less depreciation expense in 2016 due to the sale-leaseback of the Blue Fin Building in the fourth quarter of 2015.

Operating Income (Loss) was a loss of $3 million and income of $5 million for the quarters ended March 31, 2016 and 2015, respectively. The decrease in Operating income in the first quarter of 2016 versus the first quarter of 2015 was primarily driven by expenses associated with operations of acquired businesses, growth initiatives and transaction costs partially offset by higher revenues and the benefit of lower depreciation.

Adjusted OIBDA of $43 million for the quarter ended March 31, 2016 represented a decrease of $8 million from the year-earlier quarter of 2015 primarily due to lower Operating income.

Net Income (Loss) was a loss of $10 million for the quarter ended March 31, 2016 versus a loss of $9 million for the year-earlier quarter. Adjusted net loss was $11 million in the quarter ended March 31, 2016 compared to Adjusted net loss of $7 million for the year-earlier quarter. Diluted EPS was a loss of $0.10 per common share for the quarter ended March 31, 2016 versus a loss of $0.08 in the year-earlier quarter. Adjusted diluted EPS was a loss of $0.11 versus a loss of $0.06 in the year-earlier quarter.

Free Cash Flow was an outflow of $87 million for the quarter ended March 31, 2016 versus an outflow of $24 million for the year-earlier quarter, primarily reflecting the buyouts of leases for our former headquarters for $95 million, higher capital expenditures of $31 million principally associated with concluding our real estate relocations, partially offset by a tax refund, lower cash rent paid, and lower bonus payments.

On May 5, 2016, our Board of Directors declared a dividend of $0.19 per common share to stockholders of record as of the close of business on May 31, 2016, payable on June 15, 2016.
During the three months ended March 31, 2016, we repurchased $35 million of aggregate principal amount of our 5.75% Senior Notes at a discount and recognized a pretax gain of $4 million on the extinguishment of such notes. We also repurchased 4.05 million shares of our common stock at a weighted average price of $14.40 per share during the three months ended March 31, 2016. Such repurchases were made in accordance with our Board of Directors' authorizations in November 2015.

OUTLOOK

Our Outlook for 2016 is as follows:

$ in millions
	2015 Actual	Full Year 2016 Outlook Range(1)
Revenues – as reported	(5%)	1%	to	5%

Adjusted OIBDA	$440	$440	to	$490
Investment spending, net	$(30)	$(25)

Capital expenditures	$166	$85	to	$105
Real estate related(2)	$115	$40
Core & growth	$51	$45	to	$65

(1) There is no change from our previously reported 2016 outlook range.
(2) 2015 Actual capital expenditures were offset by $46 million of tenant improvements allowances.

The company’s Adjusted OIBDA is a non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” below and the reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure in Schedule V attached hereto.

CONFERENCE CALL WEBCAST

The company’s conference call can be heard live at 8:30 am E.D.T. on Thursday, May 5, 2016.
To access a live audio webcast of the conference call, visit the Events and Presentations section of invest.timeinc.com.
The earnings press release and management presentation will be available on our website at invest.timeinc.com.

CONTACTS:
Investor Relations and Corporate Communications
Jaison Blair (212) 522-5952
Tanya Levy-Odom (212) 522-9225

USE OF NON-GAAP FINANCIAL MEASURES

Time Inc. utilizes Adjusted Operating Income Before Depreciation and Amortization ("Adjusted OIBDA"), among other measures, to evaluate the performance of its business. Adjusted OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets ("OIBDA") and adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.

Adjusted Net Income (Loss) is Net income (loss) adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating and/or non-operating assets; pension plan settlements and/or curtailments; Bargain purchase gain; gains and losses on extinguishment of debt; Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items. Similarly, Adjusted Diluted EPS is Diluted net income (loss) per common share from continuing operations excluding the above items.

Free Cash Flow is defined as cash provided by (used in) operations less Capital expenditures. The company uses Free Cash Flow to evaluate its business and this measure is considered an important indicator of the company's liquidity, including its ability to reduce net debt, make strategic investments, and pay dividends to common stockholders.

We believe that the presentation of OIBDA, Adjusted OIBDA, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow helps investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt.

Some limitations of OIBDA, Adjusted OIBDA, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow are that they do not reflect certain charges that affect the operating results of the company’s business and they involve judgment as to whether items affect fundamental operating performance.

A general limitation of these measures is that they are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and may not be comparable to similarly titled measures of other companies due to differences in methods of calculation and excluded items. OIBDA, Adjusted OIBDA, Adjusted Net Income (Loss), Adjusted Diluted EPS and Free Cash Flow should be considered in addition to, not as a substitute for, the company’s Operating income (loss), Net income (loss), diluted net income (loss) per common share from continuing operations and various cash flow measures (e.g., cash provided by (used in) operations), as well as other measures of financial performance and liquidity reported in accordance with GAAP.

In addition, this earnings release includes comparisons that exclude the impacts of foreign currency exchange rate changes. These comparisons, which are non-GAAP measures, are calculated by assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates. We believe this provides useful supplemental information regarding our results of operations, consistent with how we evaluate our own performance.

ABOUT TIME INC.

Time Inc. (NYSE:TIME) is one of the world's leading media companies, with a monthly global print audience of over 120 million and worldwide digital properties that attract more than 150 million visitors each month, including over 60 websites. Our influential brands include People, Sports Illustrated, InStyle, Time, Real Simple, Southern Living, Entertainment Weekly, Travel + Leisure, Cooking Light, Fortune and Food & Wine, as well as more than 50 diverse titles in the United Kingdom, such as Decanter, Horse & Hound and Wallpaper*. Time Inc. is home to celebrated franchises and events, including the Fortune 500, Time 100, People’s Sexiest Man Alive, Sports Illustrated’s Sportsperson of the Year, the Food & Wine Classic in Aspen, the Essence Festival and the biennial Fortune Global Forum. Hundreds of thousands of people attend our live media events every year. We have been extending the power of our brands through various investments and acquisitions, including the formation of Sports Illustrated Play, a new business devoted to youth and amateur sports, and the acquisitions of INVNT, a company that specializes in live media, and Viant, an advertising technology firm with a specialized people-based marketing platform. We also provide content marketing, targeted local print and digital advertising programs, branded book publishing and marketing and support services, including subscription sales services for magazines and other products, retail distribution and marketing services and customer service and fulfillment services, for ourselves and third-party clients, including other magazine publishers.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of Time Inc.’s businesses. More detailed information about these factors may be found in filings by Time Inc. with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015. Time Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

TIME INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions, except share amounts)

	March 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	$340	$651
Short-term investments	60	60
Receivables, less allowances of $206 and $248 at March 31, 2016 and December 31, 2015, respectively	470	484
Inventories, net of reserves	34	35
Prepaid expenses and other current assets	183	187
Total current assets	1,087	1,417

Property, plant and equipment, net	286	267
Intangible assets, net	1,067	1,046
Goodwill	2,025	2,038
Other assets	122	116
Total assets	$4,587	$4,884

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$518	$683
Deferred revenue	438	436
Current portion of long-term debt	7	7
Total current liabilities	963	1,126

Long-term debt	1,251	1,286
Deferred tax liabilities	239	242
Deferred revenue	91	89
Other noncurrent liabilities	323	332

Stockholders' Equity
Common stock, $0.01 par value, 400 million shares authorized; 102.57 million and 106.03 million shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	1	1
Preferred stock, $0.01 par value, 40 million shares authorized; none issued	—	—
Additional paid-in-capital	12,589	12,604
Accumulated deficit	(10,638)	(10,570)
Accumulated other comprehensive loss, net	(232)	(226)
Total stockholders' equity	1,720	1,809
Total liabilities and stockholders' equity	$4,587	$4,884

TIME INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended March 31,
	2016	2015
Revenues
Advertising
Print and other advertising	$270	$280
Digital advertising	90	73
Total advertising	360	353
Circulation
Subscription	161	165
Newsstand	68	77
Other circulation	9	8
Total circulation	238	250
Other	92	77
Total revenues	690	680
Costs of revenues
Production costs	159	160
Editorial costs	92	89
Other	45	22
Total costs of revenues	296	271
Selling, general and administrative expenses	365	359
Amortization of intangible assets	21	19
Depreciation	13	24
Restructuring and severance costs	1	2
(Gain) loss on operating assets, net	(3)	—
Operating income (loss)	(3)	5
Bargain purchase gain	(5)	—
Interest expense, net	17	19
Other (income) expense, net	6	3
Income (loss) before income taxes	(21)	(17)
Income tax provision (benefit)	(11)	(8)
Net income (loss)	$(10)	$(9)

Per share information attributable to Time Inc. common stockholders:
Basic net income (loss) per common share	$(0.10)	$(0.08)
Weighted average basic common shares outstanding	102.59	109.53
Diluted net income (loss) per common share	$(0.10)	$(0.08)
Weighted average diluted common shares outstanding	102.59	109.53
Cash dividends declared per share of common stock	$0.19	$0.19

TIME INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three Months Ended March 31,
	2016	2015
OPERATING ACTIVITIES
Net income (loss)	$(10)	$(9)
Adjustments to reconcile net income (loss) to cash provided by (used in) operations
Depreciation and amortization	34	43
Amortization of deferred financing costs and discounts on indebtedness	2	1
(Gain) loss on sale of operating assets	(1)	—
(Gain) loss on repurchases of 5.75% Senior Notes	(4)	—
Amortization of deferred gain on sale-leaseback	(2)	—
Bargain purchase gain	(5)	—
Settlement loss	3	—
(Gain) loss on equity method of investee companies, net of cash distributions	10	3
Equity-based compensation expense	10	13
Deferred income taxes	(7)	2
Changes in operating assets and liabilities
Receivables	60	76
Inventories	—	5
Prepaid expenses and other current assets	20	(31)
Accounts payable and accrued liabilities	(165)	(122)
Other, net	3	(1)
Cash provided by (used in) operations	(52)	(20)

INVESTING ACTIVITIES
Acquisitions, net of cash acquired	(96)	(13)
(Investments in) divestitures of equity affiliates	(9)	—
Proceeds from dispositions	1	—
Purchases of short-term investments	(20)	—
Maturities of short-term investments	20	—
Capital expenditures	(35)	(4)
Cash provided by (used in) investing activities	(139)	(17)

FINANCING ACTIVITIES
Purchase of common stock	(58)	—
Repurchase of 5.75% Senior Notes	(31)	—
Principal payments on Term Loan	(2)	(2)
Withholding taxes paid on equity-based compensation	(5)	—
Dividends paid	(20)	(21)
Contingent/deferred consideration payment	(1)	—
Cash provided by (used in) financing activities	(117)	(23)
Effect of exchange rate changes on Cash and cash equivalents	(3)	(1)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(311)	(61)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	651	519
CASH AND CASH EQUIVALENTS, END OF PERIOD	$340	$458

SUPPLEMENTAL INFORMATION
Income Taxes Paid	$(1)	$(4)
Income Tax Refunds Received	$43	$—
Cash Paid for Interest	$(8)	$(8)

Schedule I

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA
(Unaudited; in millions)

	Three Months Ended March 31,
	2016	2015
Operating income (loss)	$(3)	$5
Depreciation	13	24
Amortization of intangible assets	21	19
OIBDA(1)	31	48
Restructuring and severance costs	1	2
(Gain) loss on operating assets, net(2)	(3)	—
Other costs(3)	14	1
Adjusted OIBDA(4)	$43	$51
______________

(1)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(2)	(Gain) loss on operating assets, net primarily reflects the recognition of the deferred gain from the sale-leaseback of the Blue Fin Building in the fourth quarter of 2015.

(3)
Other costs related to mergers, acquisitions, investments and dispositions during the periods presented are included within Selling, general and administrative expenses within the Statements of Operations.

(4)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.

Schedule II

TIME INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME
(Unaudited; in millions)

	Three Months Ended March 31, 2016			Three Months Ended March 31, 2015
	Gross Impact	Tax Impact	Net Impact	Gross Impact	Tax Impact	Net Impact
Net income (loss)	$(21)	$11	$(10)	$(17)	$8	$(9)
Restructuring and severance costs	1	—	1	2	(1)	1
(Gain) loss on operating assets, net(1)	(3)	—	(3)	—	—	—
Bargain purchase gain(2)	(5)	—	(5)	—	—	—
(Gain) loss on extinguishment of debt(3)	(4)	1	(3)	—	—	—
Other costs	14	(5)	9	1	—	1
Adjusted Net income (loss)(4)	$(18)	$7	$(11)	$(14)	$7	$(7)
______________

(1)	(Gain) loss on operating assets, net primarily relates to the recognition of the deferred gain from the sale-leaseback of the Blue Fin Building in the fourth quarter of 2015.

(2)	Bargain purchase gain relates to the acquisition of certain assets of Viant in the first quarter of 2016.

(3)	Gain on extinguishment of debt in connection with repurchases of our Senior Notes are included within Other (income) expense, net on the Statements of Operations.

(4)
Adjusted Net income (loss) is defined as Net income (loss) adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating and/or non-operating assets; pension plan settlements and/or curtailments; Bargain purchase gain; gains and losses on extinguishment of debt; and Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

Schedule III

TIME INC.
RECONCILIATION OF DILUTED EPS TO ADJUSTED DILUTED EPS
(Unaudited; all per share amounts are net of tax)

	Three Months Ended March 31,
	2016	2015
Diluted EPS	$(0.10)	$(0.08)
Restructuring and severance costs	0.01	0.01
(Gain) loss on operating assets, net(1)	(0.03)	—
Bargain purchase gain(2)	(0.05)	—
(Gain) loss on extinguishment of debt(3)	(0.03)	—
Other costs	0.09	0.01
Adjusted Diluted EPS(4)(5)	$(0.11)	$(0.06)
______________

(1)	(Gain) loss on operating assets, net primarily relates to the recognition of the deferred gain from the sale-leaseback of the Blue Fin Building in the fourth quarter of 2015.

(2)	Bargain purchase gain relates to the acquisition of certain assets of Viant in the first quarter of 2016.

(3)	Gain on extinguishment of debt in connection with repurchases of our Senior Notes are included within Other (income) expense, net on the Statements of Operations.

(4)
Adjusted Diluted EPS is defined as Diluted EPS adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating and/or non-operating assets; pension plan settlements and/or curtailments; Bargain purchase gain; gains and losses on extinguishment of debt; and Other costs related to mergers, acquisitions, investments and dispositions; as well as the impact of income taxes on the above items.

(5)
For periods in which we were in a net loss position, we have used the expected diluted shares in the calculation of Adjusted Diluted EPS as if we were in a net income position, without giving effect to the impact of participating securities.

Schedule IV

TIME INC.
RECONCILIATION OF CASH PROVIDED BY (USED IN) OPERATIONS TO FREE CASH FLOW
(Unaudited; in millions)

	Three Months Ended March 31,
	2016	2015
Cash provided by (used in) operations	$(52)	$(20)
Less: Capital expenditures	(35)	(4)
Free Cash Flow(1)	$(87)	$(24)
______________

(1)
Free Cash Flow is defined as Cash provided by (used in) operations, less Capital expenditures. Capital expenditures in the three months ended March 31, 2016 are primarily associated with concluding our real estate relocations.

Schedule V

TIME INC.
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED OIBDA - 2016 OUTLOOK
(Unaudited; in millions)

		2016 Outlook
	2015 Actual	Low	High
Operating income (loss)	$(823)	$305	$340
Depreciation	92	60	70
Amortization of intangible assets	80	75	80
OIBDA(1)	$(651)	$440	$490
Asset impairments, Goodwill impairment, Restructuring and severance costs, gains/losses on operating assets, pension plan settlements and/or curtailments and Other costs related to mergers, acquisitions, investments and dispositions	1,091	—	—
Adjusted OIBDA(2)	$440	$440	$490
______________

(1)	OIBDA is defined as Operating income (loss) excluding Depreciation and Amortization of intangible assets.

(2)
Adjusted OIBDA is defined as OIBDA adjusted for impairments of Goodwill, intangibles, fixed assets and investments; Restructuring and severance costs; gains and losses on operating assets; pension plan settlements and/or curtailments; and Other costs related to mergers, acquisitions, investments and dispositions.